Exhibit 99

SUSQUEHANNA MEDIA CO.—2002 THIRD QUARTER RESULTS

November 4, 2002

York, PA—Susquehanna Media Co. (Media) reported $93.1 million consolidated revenues for the third quarter ended September 30, 2002. Quarterly revenues increased $8.9 million or 11% compared to third quarter 2001. Quarterly operating income of $22.5 million represented a $6.6 million or 42% increase over third quarter 2001. With the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), amortization of FCC licenses, cable franchise values and goodwill ceased on January 1, 2002. Excluding the effect of implementing SFAS 142, third quarter 2002 operating income increased $3.8 million or 18% over the same quarter last year. Third quarter Adjusted EBITDA, as defined herein under the caption “General”, of $32.3 million was $3.5 million or 12% above last year’s third quarter. Adjusted EBITDA was unaffected by the adoption of SFAS 142.

For the nine months ended September 30, 2002, consolidated revenues were $255.4 million, an increase of $22.5 million or 10% compared to nine months 2001. Operating income for the nine months ended September 30, 2002 was $54.3 million, a $20.3 million or 60% increase compared to nine months 2001. Implementation of SFAS 142 increased operating income for the nine months ended September 30, 2002 by approximately $10.6 million over the nine months ended September 30, 2001. Nine months Adjusted EBITDA of $81.7 million represented an increase of $11.2 million or 16% over nine months 2001.

Nine months operating income and Adjusted EBITDA were reduced by a $4.1 million charge related to a change in the valuation basis of Cable’s Performance Share Plan. (See separate discussion of the Cable’s Performance Share Plan below.)

A $5.0 million transitional loss for the impairment of goodwill related to Media’s Internet reporting unit was recognized as the cumulative effect of a change in accounting principle at June 30, 2002. The transitional loss did not affect nine months operating income, cash flows or Adjusted EBITDA.

On September 30, 2002, Media purchased the assets of Radio Station WYGY-FM from Caron Broadcasting, Inc. for $45.0 million cash. WYGY-FM is licensed to Lebanon, Ohio and serves the Cincinnati, Ohio marketplace. Existing credit facilities were utilized for the acquisition.

On April 1, 2002, Media purchased cable assets serving approximately 11,300 subscribers in the Lawrenceburg, Indiana area for $26.5 million cash. Existing credit facilities were utilized for the acquisition. This system is excluded from same system financial data.

Radio

Third quarter revenues of $59.5 million were $4.7 million or 9% higher than third quarter 2001. Radio’s third quarter operating income was $17.0 million, a $3.8 million or 29% increase from 2001. Approximately $1.5 million of this increase was due to the adoption of SFAS 142. Improved operating income was concentrated in our Dallas, Kansas City, Houston and Atlanta markets. Improved listener ratings, improving economic conditions and expense controls implemented last year contributed to improved results. Radio broadcast cash flow of $23.0 million was $2.5 million or 12% higher than third quarter 2001. Adjusted EBITDA for third quarter 2002 was $20.1 million, a $2.4 million or 14% improvement over the same quarter last year.

Nine months 2002 revenues were $157.4 million, an increase of $9.4 million or 6% over nine months 2001 revenues. Radio’s nine months operating income was $40.5 million, an increase of $10.7 million or 36% over 2001. Adjusted for the impact of implementing SFAS 142, nine months operating income increased $5.7 million or 19% over nine months 2001. Improved operating income was due to the same factors that contributed to the quarterly improvement, as discussed above. Radio broadcast cash flow of $57.8 million was $6.5 million or 13% higher than 2001. Adjusted EBITDA for the nine months ended September 30, 2002 was $49.6 million, an improvement of $6.2 million or 14% over nine months 2001.

Cable

Third quarter revenues were $31.3 million, a $4.7 million or 18% increase over third quarter 2001. Revenue growth came primarily from basic service rate increases, increasing penetration of cable modem and digital cable services, and from the Lawrenceburg acquisition. Operating income was $5.9 million for the quarter, an increase of $2.3 million or 64% over third quarter 2001. The implementation of SFAS 142 increased third quarter 2002 operating income by approximately $2.0 million. Third quarter Adjusted EBITDA was $12.5 million, an increase of $1.5 million or 14% over third quarter 2001. As of September 30, 2002, average monthly revenue per basic subscriber was $49.91, an increase of $5.36 or 12% over 2001.

Revenues for the nine months ended September 30, 2002 were $90.8 million, an improvement of $13.8 million or 18% over nine months 2001. Operating income was $15.9 million, an $8.2 million or 106% increase compared to nine months 2001. Implementation of SFAS 142 increased nine months operating income by $5.3 million over last year. Growth in revenues and operating income for the nine months ended September 30, 2002 were due to the same factors that impacted the quarter, as discussed above. Nine months Adjusted EBITDA was $34.0 million, an improvement of $5.3 million or 18% over nine months 2001. Nine months operating income and Adjusted EBITDA were reduced by $2.6 million for Cable Performance Share Plan related charges in both 2002 and 2001.

On a same systems basis (excluding the April 2002 acquisition of the Lawrenceburg system), third quarter Cable revenues were $30.0 million, a $3.4 million or 13% increase over third quarter 2001. Third quarter operating income was $6.5 million on a same systems basis, a $2.9 million or 81% increase over 2001. Adjusted EBITDA was $12.2 million on a same systems basis, a $1.2 million or 11% increase over third quarter 2001.

Nine months 2002 revenues on a same systems basis were $88.2 million, an $11.2 million or 15% increase over the nine months ended September 30, 2001. Operating income on a same systems basis was $16.8 million, a $9.1 million or 118% increase over the same period in 2001. SFAS 142’s adoption increased same systems operating income by $5.3 million for nine months 2002 over nine months 2001. Adjusted EBITDA for nine months 2002 was $33.3 million, a $4.6 million or 16% improvement over nine months 2001.

Internet and Other

Third quarter revenues totaled $2.3 million, a $0.5 million or 18% decrease from third quarter 2001. Quarterly operating income for Susquehanna Data (Internet) improved from a $0.7 million operating loss for 2001 to a quarterly operating loss of $0.4 million for 2002. Quarterly Adjusted EBITDA for Internet was a deficit of $0.3 million, a $0.1 million improvement over third quarter 2001. The improvement in operating loss and Adjusted EBITDA was primarily achieved through expense reductions.

For the nine months ended September 30, 2002, revenues totaled $7.2 million, a $0.7 million or 9% decrease from 2001. Nine months Internet operating loss was $1.1 million for 2002 compared to an operating loss of $3.0 million for nine months 2001. Internet’s nine months Adjusted EBITDA was a $0.6 million deficit compared to a deficit of $2.2 million for nine months 2001.

During third quarter 2001, residential cable modem subscribers were transferred from Internet to Cable. Those subscribers contributed $1.0 million to Internet’s nine months 2001 revenues and $0.7 million to operating income.

A $5.0 million transitional loss for the impairment of goodwill related to prior acquisitions was recognized at June 30, 2002. This loss was determined by a comparison of the goodwill’s fair value as of January 1, 2002 and its carrying value. The transitional loss was recognized as the cumulative effect of a change in accounting principle, and accordingly, the loss did not affect operating income, cash flows or EBITDA for the nine months ended September 30, 2002.

Nine months operating loss and Adjusted EBITDA deficit for the non-Internet part of this segment included a $1.5 million charge related to the Cable Performance Share Plan. The non-Internet part of the segment contains corporate administrative and financing functions. A similar charge of $1.6 million was recognized in 2001.

Cable Performance Share Plan

On April 1, 2002, the final step in a three-step change of the Cable Performance Share Plan’s valuation basis occurred, as noted in Form 10-K for the year ended December 31, 2001. Second quarter 2002 operating income and Adjusted EBITDA included a $4.1 million charge for this valuation basis change ($2.6 million and $1.5 million were allocated to the Cable and Internet and Other segments, respectively). A similar $4.2 million charge was recognized in second quarter 2001, ($2.6 million and $1.6 million were allocated to the Cable and Internet and Other segments, respectively).

During second quarter 2002, key employees purchased 250 performance shares and were simultaneously granted options to purchase a total of 500 additional performance shares at $267.91 per share during a period ending ten years and one month after the purchase date. Compensation expense of $0.1 million was recognized for the difference between the current performance share price and the exercise price for performance shares and options issued.

Radio Employee Stock Plan

On April 1, 2002, the third of a three-step change in the valuation basis for Radio’s Employee Stock Plan was completed. Although no expense or charge against operating income or Adjusted EBITDA was recognized for these previously issued shares, minority interests increased $16.8 million due to the valuation basis change. Minority interests increased $23.7 million in second quarter 2001 due to the second step of the valuation basis change. During second quarter 2002, key employees purchased 1,190 new Class B common shares at $170.64 per share. For each share purchased, participants received options to purchase two additional shares at $170.64 per share during a period that ends ten years and one month after the stock purchase date (2,380 options were granted). Compensation expense of approximately $0.3 million was recognized for the difference between the current share price and the exercise price for new shares and options issued.

In May 2002, Radio repurchased and retired approximately $14.6 million of its Class B shares from retirees and current key employees. Existing credit facilities were utilized to repurchase the shares. The transactions were accounted for as treasury stock.

General

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

The financial disclosures herein are preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial and other information as of and for the three and nine months periods ended September 30, 2002 and 2001.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s 2002 third quarter results on Thursday, November 7, 2002 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The conference ID is 7055494.

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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates’ or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, nonrenewal of cable franchises, decreases in Media’s customers advertising and entertainment expenditures and other factors over which Media may have little or no control.

SUSQUEHANNA MEDIA CO. AND SUBSIDIARIES

SELECTED FINANCIAL AND OTHER INFORMATION
(dollars in thousands, except Cable Operating Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Income Statement Data:
Revenues:
Radio	$59,529	$54,773	$157,391	$147,971
Cable	31,320	26,596	90,790	77,004
Internet and other	2,281	2,845	7,220	7,952

Total	93,130	84,214	255,401	232,927
Operating income(1)	22,509	15,912	54,276	33,982
Other Data:
Radio broadcast cash flow(2)	$22,993	$20,490	$57,817	$51,273
Cable cash flow(3)	13,606	11,768	40,178	33,751
Adjusted EBITDA(1),(4)
Radio	20,106	17,680	49,567	43,402
Cable	12,496	10,962	34,023	28,667
Internet and other	(256)	165	(1,905)	(1,543)

Total	32,346	28,807	81,685	70,526
ESOP expense	2,200	2,299	6,600	6,700
Performance share plan revaluation(1)	—	—	4,050	4,172
Interest expense, net	7,134	9,973	21,997	29,645
Interest income from loans to Parent(5)	1,807	1,827	5,362	5,042
Depreciation and amortization	7,656	10,041	20,912	28,892
Capital expenditures	5,544	8,304	15,737	24,782
Total Long-term debt			535,194	516,012
Cable Operating Data:
Homes passed			290,919	265,148
Basic subscribers			206,380	195,324
Internal growth of subscribers(6)			0.1%	-0.5%
Basic penetration(7)			70.9%	73.7%
Digital terminals(8)			42,805	25,988

Digital terminal penetration(9)	20.7%	13.3%
Cable modems(10)	23,194	12,286
Cable modem penetration(11)	9.4%	5.9%
Premium units(12)	73,108	73,543
Premium penetration(13)	35.4%	37.7%
Average monthly revenue per basic subscriber(14)	$49.91	$44.55
Cable capital expenditures	$13,336,000	$16,969,800

(1)
In April 2002, operating income and Adjusted EBITDA were decreased by a $4.1 million revaluation of Cable’s performance share plan. Approximately $2.6 million and $1.5 million were allocated to the Cable and Internet and Other segments, respectively. In April 2001, operating income and Adjusted EBITDA were decreased by a similar charge of $4.2 million with $2.6 million and $1.6 million allocated to Cable and the Other segments, respectively.

(2)	Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
(3)	Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
(4)
Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, noncash expenses, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(5)	Interest income on loans by Media to its Parent to fund the ESOP.
(6)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7)	Basic penetration represents basic subscribers as a percentage of homes passed.
(8)	Digital terminals represents the aggregate number of digital terminals that are billed for service.
(9)	Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(10)	Cable modems represents the aggregrate number of cable modems that are billed for service.
(11)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12)	Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.
(13)	Premium penetration represents premium units as a percentage of basic subscribers.
(14)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial and other information disclosed herein is preliminary and may differ from the financial statements.